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                         CONSECO, INC. AND SUBSIDIARIES
                                                                   Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Dividends - Consolidated Basis
              for the years ended December 31, 1995, 1994 and 1993
                              (Dollars in millions)
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                                                                            1995             1994              1993
                                                                            ----             ----              ----
Pretax income from operations:
    Net income .................................................   $    220.4            $ 150.4            $ 297.0
    Add income tax expense .....................................         87.0              111.0              223.1
    Add extraordinary charge on extinguishment of debt .........          2.1                4.0               11.9
    Add minority interest ......................................        109.0               59.0               78.2
    Less equity in undistributed earnings of CCP ...............         --                (23.8)             (36.6)
    Less equity in undistributed earnings of WNC ...............         --                (37.2)              --
                                                                     --------             ------             ------

               Pretax income from operations ...................        418.5              263.4             573.6
                                                                     --------             ------            ------

Add fixed charges:
    Interest expense on annuities and financial products .......        585.4              134.7             408.5
    Interest expense on long-term debt, including amortization .        119.4               59.3              58.0
    Interest expense on investment borrowings ..................         22.2                7.7              10.6
    Other ......................................................          1.0                 .9                .6
    Portion of rental(1) .......................................          6.9                6.2               3.9
                                                                     --------             ------           -------

               Fixed charges ...................................        734.9              208.8             481.6
                                                                     --------             ------           -------

               Adjusted earnings ...............................     $1,153.4            $ 472.2          $1,055.2
                                                                     ========             ======          ========

               Ratio of earnings to fixed charges ..............        1.57X              2.26X             2.19X
                                                                        =====             =====              =====

               Ratio of earnings to fixed charges, excluding
                  interest on annuities and financial products .        3.80X              4.55X             8.85X
                                                                        =====             =====              =====

    Fixed charges ..............................................     $  734.9           $ 208.8            $ 481.6
    Add dividends on preferred stock, including dividends
       on preferred stock of subsidiaries (divided by the
       rate of income before minority interest and extraordinary
       charge to pretax income) ................................         36.0              33.2               34.6
                                                                     --------            ------            -------

               Adjusted fixed charges ..........................     $  770.9           $ 242.0          $   516.2
                                                                     ========           =======          =========

               Adjusted earnings ...............................     $1,153.4           $ 472.2           $1,055.2
                                                                     ========           =======           ========

               Ratio of earnings to fixed
                  charges and preferred dividends ..............        1.50X             1.95X              2.04X
                                                                        =====             =====              =====

               Ratio of earnings to fixed charges and
                  preferred dividends, excluding interest
                  on annuities and financial products ..........        3.06X             3.14X              6.00X
                                                                        =====             =====              =====


    (1)   Interest portion of rental is assumed to be 33 percent.
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